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                                   Exhibit I

         The shares of BRITISH BIOTECH PLC which are the Subject of this
Schedule 13G were acquired by various investment funds for which subsidiaries of B.A.T. act as manager and investment adviser and exercise investment discretion. The identity of such subsidiaries is as follows:

                 Eagle Star Life Assurance Company Limited
                 60 St. Mary Axe
                 London EC3A 8JQ
                 England

                 Eagle Star Insurance Company Limited
                 60 St. Mary Axe
                 London EC3A 8JQ
                 England

                 Eagle Star Reinsurance Company Limited
                 60 St. Mary Axe
                 London EC3A 8JQ
                 England

                 Each of the foregoing subsidiaries is an insurance company for purposes of Item 3 of this Statement.





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